Exhibit 10.1

UNITED COMMUNITY FINANCIAL CORP.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017

1. Plan Amendment and Restatement. Effective January 1, 2016, United Community Financial Corp. (the “Company”) adopted the United Community Financial Corp. Deferred Compensation Plan (the “Plan”), an unfunded deferred compensation plan for a select group of key management or highly compensated employees of the participating Employers. The Company now desires to amend and restate the Plan to provide additional deferral and Employer contribution opportunities and certain other changes. The terms of the prior Plan shall continue to apply for amounts deferred prior to January 1, 2017. The terms of the amended and restated Plan set forth in this document shall apply for all amounts deferred on or after January 1, 2017.

2. Purpose of Plan. The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the participating Employers, who contribute significantly to the future business success of the Company and its Affiliates, with supplemental retirement income benefits through the deferral of Base Salary and Bonus Compensation and through discretionary Employer contributions. The Plan provides benefits in excess of the benefits available under the Savings Plan due to various limits applicable to deferrals and employer contributions under the Savings Plan.

3. Definitions.

3.1 Acceleration Events is defined in Section 10 hereof.

3.2 Account means a bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan.

3.3 Affiliate means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan, including The Home Savings and Loan Company of Youngstown, Ohio, or any successor thereto.

3.4 Base Salary means compensation as defined in Elections 9 through 11 of the Savings Plan with appropriate modifications as determined by the Committee.

3.5 Beneficiary means any person or entity, designated in accordance with Section 14.7, entitled to receive benefits which are payable upon or after a Participant’s death pursuant to the terms of the Plan.

3.6 Board means the Board of Directors of the Company, as constituted from time to time.

3.7 Bonus Compensation means any cash compensation earned by a Participant for services rendered by a Participant under any bonus or cash incentive plan or arrangement maintained by the Company or an Affiliate, including an individual retention or stay bonus.

3.8 Change in Control means the occurrence of any of the following events:

(a) one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power;

(b) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(c) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(d) one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to all or substantially all of the assets of the Company immediately before such acquisition(s).

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the effective control of the Company under Section 409A of the Code.

3.9 Claimant has the meaning set forth in Section 15.

3.10 Code means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

3.11 Committee means the Compensation Committee of the Board or such other committee of the Board as shall be determined by the Board in its sole discretion.

3.12 Company means United Community Financial Corp., an Ohio corporation, or any successor thereto.

3.13 Contributions means Elective Deferrals, Corrective Deferrals, Corrective Matching Contributions, Discretionary Contributions, and Corrective Nonelective Contributions.

3.14 Contribution Sub-Account means the portions of the Participant’s Account attributable to deferrals and contributions as described in Sections 5.2, 5.3, 6.1, 6.2, and 6.3, respectively:

(a) Elective Deferral Sub-Account means the portion of a Participant’s Account attributable to Elective Deferrals as described in Section 5.2 and Earnings thereon.

(b) Corrective Deferrals Sub-Account means the portion of a Participant’s Account attributable to Corrective Deferrals as described in Section 5.3 and Earnings thereon.

(c) Corrective Matching Contributions Sub-Account means the portion of a Participant’s Account attributable to Corrective Matching Contributions as described in Section 6.1 and Earnings thereon.

(d) Discretionary Contributions Sub-Account means the portion of a Participant’s Account attributable to Discretionary Contributions as described in Section 6.2 and Earnings thereon.

(e) Corrective Nonelective Contributions Sub-Account means the portion of a Participant’s Account attributable to Corrective Nonelective Contributions as described in Section 6.3 and Earnings thereon.

3.15 Corrective Deferral means any deferral an Eligible Employee directs the Employer to make to the Plan on the Participant’s behalf, pursuant to Section 5.3.

3.16 Corrective Distribution means the amount of any Savings Plan excess contribution (as defined under Code Section 401(k)(8)), excess deferral (as defined under Code Section 402(g)(2)(A)), or excess annual addition (as defined as annual additions in excess of the limit described under Code Section 415(c)(2)), which is distributable to a Participant.

3.17 Corrective Matching Contribution means any matching contribution an Employer makes to the Plan, pursuant to Section 6.1.

3.18 Corrective Nonelective Contribution means any nonelective contribution an Employer makes to the Plan, pursuant to Section 6.3.

3.19 Deferral Election means an election by an Eligible Employee to make Elective Deferrals and/or Corrective Deferrals. A Participant shall make a new Deferral Election with respect to each Plan Year.

3.20 Designated Date means a fixed date specified by an Eligible Employee as of which distributions are to be made, or commence to be made, under the Plan unless the Eligible Employee first incurs a Separation from Service or death.

3.21 Determination Date means the last Valuation Date preceding the DISTRIBUTION Date.

3.22 Discretionary Contribution means any discretionary contribution an Employer makes to the Plan on behalf of a Participant, pursuant to Section 6.2

3.23 Distribution Date means a date specified by a Participant in his or her Election Notice for the commencement of payment of such Participant’s Account.

3.24 Distribution Event has the meaning set forth in Section 9.1.

3.25 Earnings means the hypothetical earnings, gains or losses to the Trust applicable to a Participant’s Account, as described in Section 7.3.

3.26 Effective Date means January 1, 2017.

3.27 Election Notice means the notice or notices established from time to time by the Committee for an Eligible Employee to make a Deferral Election under the Plan. Each Election Notice shall become irrevocable upon the expiration of the Election Period.

3.28 Election Period means the period established by the Committee with respect to each Plan Year during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:

(a) General Rule. Except as provided in (b) and (c) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.

(b) Performance-based Compensation. If any Bonus Compensation constitutes “performance-based compensation” within the meaning of Treas. Reg. Section 1.409A-1(e), the Election Period for such amounts shall end no later than six months before the end of the Performance Period during which the Bonus Compensation is earned (and in no event later than the date on which the amount of the Bonus Compensation becomes readily ascertainable). For the avoidance of doubt, where the right to a specified amount is subject to a performance requirement being met (e.g., the amount of a retention bonus is payable if the Eligible Employee continues to be employed on a specified date), the amount is treated as readily ascertainable when it is substantially certain that the performance requirement will be met.

(c) Newly Eligible Employees. The Election Period for a newly Eligible Employee shall end no later than thirty (30) days after the Employee first becomes eligible to participate in the Plan and shall apply only with respect to Base Salary earned after the date of the Deferral Election and a proportionate share of Bonus Compensation for the applicable period.

3.29 Elective Deferrals means Base Salary deferrals and Bonus Compensation deferrals an Eligible Employee directs the Employer to make to the Plan on the Participant’s behalf, pursuant to Section 5.2.

3.30 Eligible Employee means an Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of management or highly compensated employees (within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the participating Employers.

3.31 Employee means a common law employee of the Company or an Affiliate.

3.32 Employer means the Company and any Affiliate that participates in the Plan.

3.33 Entry Date means, with respect to an Eligible Employee, the first day of the pay period commencing on or following the effective date of such Eligible Employee’s participation in the Plan. An Entry Date may not be retroactive.

3.34 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute and Labor Regulations and other authoritative guidance issued thereunder.

3.35 FICA Amount has the meaning set forth in Section 10(c).

3.36 Investment Option means an investment fund, index or vehicle available under the Savings Plan and made available to Participants for the hypothetical investment of their Accounts.

3.37 Participant means an Eligible Employee who elects to participate in the Plan by filing an Election Notice in accordance with Section 5.1 and any former Eligible Employee who continues to be entitled to a benefit under the Plan.

3.38 Performance Period means the period of service for which the right to performance-based compensation is based.

3.39 Plan means The United Community Financial Corp. Deferred Compensation Plan, as amended from time to time.

3.40 Plan Year means the twelve consecutive month period which begins on January 1 and ends on the following December 31.

3.41 Re-deferral Election has the meaning set forth in Section 5.4.

3.42 Savings Plan means The Home Savings & Loan Company 401(k) Savings Plan, and any successor thereto.

3.43 Separation from Service has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder.

3.44 Specified Employee has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i), provided that solely for purposes of this Plan all Participants shall be considered Specified Employees.

3.45 Specified Employee Payment Date has the meaning set forth in Section 9.5.

3.46 State, Local and Foreign Tax Amount has the meaning set forth in Section 10(f).

3.47 Taxable Year means the twelve consecutive month accounting period of the Company. As of the Effective Date, the Taxable Year is the twelve consecutive month accounting period ending December 31.

3.48 Trust has the meaning set forth in Section 14.5.

3.49 Trust Agreement has the meaning set forth in Section 14.5.

3.50 Unforeseeable Emergency means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

3.51 Valuation Date means each business day of the Plan Year.

3.52 Year of Service means each twelve (12) consecutive month period of a Participant’s continuous employment with the Company or an Affiliate, as determined under the Savings Plan.

4. Eligibility; Participation.

4.1 Requirements for Participation. Before the beginning of each Plan Year (or in advance of the date a newly Eligible Employee becomes eligible to participate), the Committee shall select those Employees who shall be Eligible Employees for such Plan Year. Any Eligible

Employee may participate in the Plan commencing as of the Entry Date occurring on or after the date on which he or she becomes an Eligible Employee. The Committee may limit an Eligible Employee’s participation in the Plan to include less than all Plan benefits. Without limiting the generality of the foregoing, the Committee may limit an Eligible Employee’s participation to deferral of corrective amounts under the Savings Plan.

4.2 Election to Participate; Benefits of Participation. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5. Subject to the provisions of Section 4.1, the Account of an Eligible Employee who elects to participate in the Plan by making a Deferral Election is eligible to receive hypothetical Contributions in accordance with Section 6.

4.3 Cessation of Participation. If a Participant ceases to be an Eligible Employee for a Plan Year, then the Participant’s Deferral Election shall no longer be effective and the Participant’s Account shall no longer be credited with any further Contributions. Furthermore, a Participant’s Deferral Election may be cancelled in connection with the Participant’s receipt of an Unforeseeable Emergency Distribution or a hardship withdrawal from the Savings Plan. In each case, however, such Participant’s Account shall continue to be credited with Earnings.

5. Election Procedures.

5.1 Deferral Election. Subject to the provisions of Section 4.1 regarding the limitation of an Eligible Employee’s participation in the Plan, an Eligible Employee may elect to make Elective Deferrals and/or Corrective Deferrals by completing an Election Notice and filing it with the Company during the Election Period. The Election Notice must specify:

(a) the amount or percentage of Base Salary and/or Bonus Compensation to be deferred as Elective Deferrals;

(b) whether to make Corrective Deferrals;

(c) the Designated Date, if any, for the Participant’s Deferrals; and

(d) the form of payment to the extent the form of payment is subject to election by the Eligible Employee.

5.2 Elective Deferrals. A Participant may elect to defer receipt of any or all of the Participant’s Base Salary for any Plan Year (after applicable withholding) by making a Deferral Election in accordance with this Section 5. In addition, a Participant may elect to defer receipt of any or all of the Participant’s Bonus Compensation for any Plan Year or other Performance Period (after applicable withholding) by making a Deferral Election in accordance with this Section 5. Base Salary and Bonus deferrals shall be credited to the Participant’s Elective Deferral Account as of a date selected by the Company. Collectively, such deferrals are Elective Deferrals.

5.3 Corrective Deferrals. A Participant may elect to defer either (1) zero percent (0%) or (2) one hundred percent (100%), and only such percentages, of any Corrective Distribution of elective deferrals and related amounts that such a Participant may be entitled to receive under the Savings Plan. Collectively, such deferrals are Corrective Deferrals.

5.4 Re-deferrals. A Participant who has elected a Designated Date may make an election to re-defer all (or a portion thereof if permitted by the Committee) of the amounts to be paid or commence to be paid on such Designated Date to a later Designated Date or to change the form of a payment (a “Re-deferral Election”); provided that, the following requirements are met:

(a) the re-deferral election is made at least twelve (12) months before the original Designated Date;

(b) the Designated Date for the re-deferred amounts is at least five years later than the original Designated Date;

(c) the re-deferral election will not take effect for at least twelve (12) months after the re-deferral election is made; and

(d) each Participant is permitted to make only two (2) re-deferrals of an amount under the Plan, both of which must be made prior to such Participant’s Separation from Service.

For purposes of this Section 5.4, each payment, including each installment payment, shall be treated as a separate payment under Section 409A of the Code.

6. Employer Contributions.

6.1 Corrective Matching Contributions. Any Corrective Matching Contribution shall be credited to the Participant’s Corrective Matching Contribution Account as soon as practicable following the last day of the Plan Year to which the Corrective Matching Contribution relates and in no event later than the March 15 immediately following the Plan Year. Corrective Matching Contributions need not be uniform among Participants. The Corrective Matching Contribution is the amount equal to the excess, if any, of A minus B, where:

“A” is the Matching Contribution which would have been contributed to the Savings Plan and allocated to the Participant’s account (pursuant to Election 24 of the Savings Plan) for the Taxable Year, determined without the limitations imposed under Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g) and 415(c) of the Code calculated using the Participant’s Base Salary for the Taxable Year; and

“B” is the actual Matching Contribution made on behalf of the Participant pursuant to Election 24 of the Savings Plan for the Taxable Year.

6.2 Discretionary Contributions. Each Plan Year an Employer may, but need not, make a Discretionary Contribution to the Plan on behalf of a Participant in such amount as the Employer shall determine in its sole discretion. Any Discretionary Contribution shall be credited to the Participant’s Discretionary Contribution Account as soon as practicable following the last day of the Plan Year to which the Discretionary Contribution relates and no later than the March 15 immediately following the Plan Year. Employers are under no obligation to make a Discretionary Contribution for a Plan Year. Discretionary Contributions need not be uniform among Participants.

6.3 Corrective Nonelective Contributions

(a) Each Participant who is eligible to receive a Discretionary Nonelective Contribution in accordance with Elections 27 and 28 under the Savings Plan shall be entitled to receive a Corrective Nonelective Contribution as defined herein. The Corrective Nonelective Contribution is the amount equal to the excess, if any, of C minus D, where:

“C” is the Discretionary Nonelective Contribution which would have been contributed to the Savings Plan and allocated to the Participant (pursuant to Elections 27 and 28 of the Savings Plan) for the Taxable Year, determined without the limitations imposed by the nondiscrimination testing requirements under Sections 401(a)(4), 401(a)(17) and 415(c) of the Code calculated using the Participant’s Base Salary for the Taxable Year; and

“D” is the actual Discretionary Nonelective Contribution made on behalf of the Participant’s Account as determined in accordance with Elections 27 and 28 of the Savings Plan for the Taxable Year.

(b) Timing. The Company shall credit the Corrective Nonelective Contribution, if any, to the Participant’s Corrective Nonelective Contributions Sub-Account as soon as administratively feasible following its determination in accordance with this Section 6.3.

7. Accounts and Investment Options.

7.1 Establishment of Accounts. The Company shall establish and maintain an Account for each Participant. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.

7.2 Investment Options. The Investment Options to be made available to Participants for the hypothetical investment of their Accounts under the Plan may but need not be the same investment options as are available under the Savings Plan. A Participant must select the Investment Options for his or her Account in accordance with procedures established by the Committee.

7.3 Earnings. Each Account shall be adjusted for Earnings based on the performance of the hypothetical Investment Options selected.

7.4 Nature of Accounts. Accounts are not actually invested in the Investment Options available under the Plan and Participants do not have any real or beneficial ownership in any Investment Option. A Participant’s Account is solely a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan and shall not constitute or be treated as a trust fund of any kind.

7.5 Statements. Each Participant shall be provided with statements setting out the amounts in his or her Account which shall be delivered at such intervals determined by the Committee.

8. Vesting.

8.1 Vesting of Elective Deferrals and Corrective Deferrals. Participants shall be fully vested at all times in their Elective Deferrals and Corrective Deferrals, and any Earnings thereon.

8.2 Vesting of Corrective Matching Contributions, Corrective Nonelective Contributions and Discretionary Contributions. Participants shall be vested in their Corrective Matching Contributions, Corrective Nonelective Contributions and Discretionary Contributions, and any Earnings thereon in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3 years	0%
3 years or more	100%

Notwithstanding the vesting schedule set out above, the Committee may, in its discretion, establish a different vesting schedule that will apply to Corrective Matching Contributions, Corrective Nonelective Contributions and Discretionary Contributions made to the Plan on behalf of any Participant for any Plan Year.

8.3 Accelerated Vesting of Accounts Upon the Occurrence of Specified Events. Notwithstanding any other provision of the Plan, all Accounts shall immediately become 100% vested in the event of a Change in Control, termination of the Plan, or the Participant’s death or attainment of age Sixty-Five (65).

9. Payment of Participant Accounts.

9.1 In General. Payment of a Participant’s vested Account shall be made or commence to be made on the earliest to occur of the following Distribution Events:

(a) Designated Date: if applicable, the Designated Date specified in the Participant’s Deferral Election (as the same may have been re-deferred in accordance with Section 5.4) provided that the Participant is still employed by the Company or any of its Affiliates on such Designated Date;

(b) Separation from Service: the Participant’s Separation from Service; and

(c) Death: the Participant’s death.

9.2 Timing of Valuation. The value of a Participant’s Account on the Distribution Date shall be determined as of the applicable Determination Date.

9.3 Forfeiture of Unvested Account Balances. Unless otherwise determined by the Committee, and subject to Section 8.3, a Participant’s unvested Account balance shall be forfeited upon the occurrence of a Distribution Event.

9.4 Timing of Payments. Except as otherwise provided in this Section 9, distribution shall commence on a date selected by the Company which shall be within 90 days following a Distribution Event.

9.5 Timing of Payments upon Separation from Service. Notwithstanding anything in this Section 9 to the contrary, no distribution of a Participant’s Account shall be made due to a Participant’s Separation from Service until the first payroll date of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the date of the Participant’s death). Any distribution to which a Participant otherwise would have been entitled under the Plan during the period between the Participant’s Separation from Service and the Specified Employee Payment Date shall be accumulated and paid on the Specified Employee Payment Date.

9.6 Form of Payment. Subject to the provisions of Section 4.1 regarding the limitation of an Eligible Employee’s participation in the Plan, each Participant shall specify in his or her Election Notice one of the following forms of payment for amounts in his or her Account that are covered by the election:

(a) a single lump sum payment; or

(b) three (3) annual installments.

In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum payment.

Notwithstanding the foregoing, the Committee may allow Participants to elect that payment be made in eleven (11) annual installments to be paid over a period in excess of ten (10) years. If a Participant dies prior to receiving the final installment, the remaining amount shall be paid in the single lump sum payment to the Participant’s Beneficiary on a day selected by the Company which is within the ninety (90) day period immediately following the date of the Participant’s death.

In the event that amounts are payable in three (3) installments, the first installment shall commence on a day selected by the Company which shall be within the 90-day period commencing on the applicable Distribution Date, in accordance with this Section 9, and shall equal 1/3rd of the Account balance on the Determination Date. Following the initial installment distribution, subsequent installment distributions shall be paid on the anniversary date of such initial installment in each succeeding year thereafter, and shall be calculated by multiplying the Account balance on the Distribution Date by a fraction of which the numerator is one and the denominator is one whole number less than the denominator of the fraction used in calculating the immediately preceding annual installment payment until one hundred percent (100%) of the value has been distributed to the Participant. Until the Plan pays the entire amount of a Participant’s Account, the Plan will continue to credit the Participant’s Account with Earnings, in accordance with Section 7.3.

If payments are made in eleven (11) annual installments in accordance with the preceding paragraph, the same methodology for calculating the annual installments as described above shall apply, except that the first annual installment shall equal 1/11th of the Account balance on the Determination Date.

Notwithstanding the foregoing, if the Participant’s deferrals for a Plan Year consist solely of Corrective Deferrals, the amount will be paid in three (3) installments following the Participant’s Separation from Service.

Notwithstanding the foregoing, if the value of a Participant’s vested Account is less than Twenty Thousand One Hundred Dollars ($20,100.00), the amount will be paid in a single lump sum.

9.7 Payment upon Death. Regardless of Section 9.6, if the Participant’s Separation from Service is a result of the Participant’s death, the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum payment as soon as feasible following Participant’s death. In the event the Participant dies after the commencement of distributions but prior to the complete distribution of his or her entire Account pursuant to Section 9.6., the remaining unpaid balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum payment as soon as feasible following Participant’s death.

9.8 Medium of Payment. Any payment from a Participant’s Account shall be made in cash.

10. Permissible Acceleration Events.

10.1 In General. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may direct the Company to accelerate payment of all or a portion of a Participant’s vested Account upon the occurrence of any of the Acceleration Events set forth below:

(a) Domestic Relations Orders. Payment may be accelerated to the extent necessary to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Payment of Employment Taxes. Payment may be accelerated (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3010, 3121(a) and 3121(v)(2) of the Code (the “FICA Amount”), or (ii) to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes; provided, however, that the total payment under this Section 10(c) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c) Payment Upon Income Inclusion. Payment may be accelerated to the extent that the Plan fails to meet the requirements of Section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Code.

(d) Termination of the Plan. Payment may be accelerated upon termination of the Plan in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

(e) Payment of State, Local or Foreign Taxes. Payment may be accelerated:

(i)	to pay state, local or foreign tax obligations arising from participation in the Plan that relate to an amount deferred under the Plan before the amount is paid or made available to the Participant (the “State, Local and Foreign Tax Amount”); provided, however, the accelerated payment amount shall not exceed the taxes due as a result of participation in the Plan, and/or

(ii)	to pay income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and the payment of the additional income tax at source on wages imposed under Section 3401 of the Code attributable to the additional Section 3401 wages and taxes; provided however, the accelerated payment amount shall not exceed the aggregate of the State, Local and Foreign Tax Amount and the income tax withholding related to such amount.

(f) Certain Offsets. Payment may be accelerated to satisfy a debt of the Participant to the Company or an Affiliate incurred in the ordinary course of the service relationship between the Company and the Participant; provided, however, the amount accelerated shall not exceed Five Thousand Dollars ($5,000) and the payment shall be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g) Bona Fide Disputes as to Right to Payment. Payment may be accelerated where the payment is part of a settlement between the Company or an Affiliate and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(h) Unforeseeable Emergency. Payment may be accelerated for an Unforeseeable Emergency, subject to the rules and restrictions set forth in Section 10.2.

10.2 Unforeseeable Emergency. The Committee may direct the Company to accelerate payment of all or a portion of the Participant’s vested Account in accordance with Section 10.1(h) if the Committee, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency, based on the relevant facts and circumstances and in accordance with Treas. Reg. §1.409A-3(i)(3), provided the following rules and restrictions are satisfied.

(a) Application for Payment. A Participant may request, in the manner prescribed by the Committee, payment of all or a portion of the Participant’s Account in the event the Participant incurs an Unforeseeable Emergency. The Participant must provide appropriate written evidence to substantiate the existence of the Unforeseeable Emergency and the amount reasonably necessary to satisfy the emergency need consistent with the provisions of this Plan.

(b) Limitation on Amount of Payment. The Plan must limit the amount of any payment based on Unforeseeable Emergency to the amount that is reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated result from the payment. However, the Committee in determining “necessity” may disregard amounts available as a hardship distribution or a loan from a qualified plan or as an unforeseeable emergency distribution from another nonqualified plan. In no event may the amount of the payment exceed the value of the Participant’s Account.

(c) Exhaustion of Other Sources of Payment. The Plan may not make payment to the extent that the Unforeseeable Emergency may be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets to the extent that such liquidation of assets would not itself cause severe financial hardship; or (iii) by the Participant’s cessation of Corrective Deferrals under the Plan.

(d) Payment from Participant’s Account. Payment shall be paid in a single lump sum payment from the Participant’s Account by first reducing the Participant’s Corrective Deferrals for the current Taxable Year, then by reducing the remaining Account until the value covers the amount of the emergency need. Payment generally will be made within 90 days following the Committee’s approval of the Participant’s Unforeseeable Emergency Payment request. If that 90-day period spans more than one Taxable Year of the Participant, the Participant will not have any discretion over the Taxable Year of payment.

(e) Treatment of Payment. Neither a Participant’s request or failure to request an Unforeseeable Emergency payment, nor the Committee’s acceptance or rejection of such a request, constitutes a Re-deferral Election.

The Committee’s determination of whether payment may be accelerated in accordance with this Section 10 shall be made in accordance with Treas. Reg. Section 1.409A-3(j)(4).

11. Section 162(m) of the Code.

If the Committee reasonably anticipates that if a payment were made as scheduled under the Plan it would result in a loss of the Employer’s tax deduction due to the application of Section 162(m) of the Code, such payment can be delayed and paid (a) during the Participant’s first Taxable Year in which the Committee reasonably anticipates that the Employer’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Code or (b) subject to Section 9.5, during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Employer’s Taxable Year in which the

Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service. Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 11 unless all scheduled payments to the Participant that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

12. Plan Administration.

12.1 Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:

(a) construe and interpret the Plan and apply its provisions;

(b) promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

(c) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) determine minimum or maximum amounts that Participants may elect to defer under the Plan;

(e) select the Investment Options that will be available for the hypothetical investment of Accounts under the Plan and establish procedures for permitting Participants to change their selected Investment Options;

(f) determine whether any Corrective Matching Contributions will be made to the Plan with respect to any Plan Year and the amount of any such contributions;

(g) determine whether any Discretionary Contributions will be made to the Plan on behalf of any Participants with respect to any Plan Year and the amount of any such contributions;

(h) calculate Earnings;

(i) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan;

(j) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan; and

(k) delegate clerical and administrative tasks as it deems appropriate.

12.2 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.

Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to: (a) the terms or conditions of any Elective Deferral; (b) the amount, terms or conditions of any Corrective Matching Contribution or Discretionary Contribution; or (c) the availability of Investment Options.

12.3 Committee Decisions Final. Subject to Section 15, all decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Employers and Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

12.4 Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence or reckless disregard of his or her duties. The Employers shall jointly and severally indemnify, defend, and hold harmless any Employee, officer or director of the Company or any other Employer for all acts taken or omitted in carrying out the responsibilities of the Company, Employer, Board, Committee or Plan Administrator under the terms of this Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Employers shall jointly and severally indemnify (including advancement of funds to) any such individual for expenses of defending an action by a Participant, former Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Employers shall also reimburse any such an individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Employers shall jointly and severally indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former officer, Employee or director of the Company or any other Employer nor shall it be provided for any claim by any Employer against any such person.

13. Amendment and Termination.

The Board may, at any time, and in its sole discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s right to the vested amount credited to his or her Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

14. Miscellaneous.

14.1 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time with or without notice and with or without cause.

14.2 Tax Withholding. The Employers shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.

14.3 Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of Ohio, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).

14.4 Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred or contributed under this Plan shall be aggregated with amounts deferred or contributed under other account balance plans.

14.5 Trust. From time to time, the Company may enter into an agreement (“Trust Agreement”) with one or more institutions pursuant to which such institution shall serve as the trustee of a trust (“Trust”) to be used in connection with the Plan.

The Employers may make contributions to the Trust which will be held by the Trustee and invested and distributed in accordance with the terms of the Plan and the Trust Agreement. The Company retains the right, but not the obligation, to direct that Trust assets be invested in such a manner as to mirror the hypothetical investments of the Participants.

The Trust is intended to be a rabbi trust and the assets of the Trust shall at all times be subject to the claims of the Employers’ general creditors.

Notwithstanding the existence of the Trust, the Plan is intended to be “unfunded” for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.

14.6 No Warranties. Neither the Company or any Employer, nor the Committee, warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the hypothetical investment of his or her Account.

14.7 Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

14.8 No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of Beneficiaries pursuant to Section 14.7).

14.9 Expenses. The costs of administering the Plan shall be paid by the Employers.

14.10 Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.

14.11 Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.

14.12 Paperless Administration. If the Plan requires that an action shall be in writing, then, to the extent permitted and effective pursuant to law, and approved by the Committee on a nondiscriminatory basis, such action may be taken in person, telephonically or electronically in lieu of such written action.

15. Claims Procedures.

15.1 Filing a Claim. Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Committee. The Committee shall review the claim itself or appoint an individual or entity to review the claim.

15.2 Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to an additional ninety (90) days to process the claim. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.

15.3 Notice of Denial. If the Committee denies the claim, it must provide to the Claimant, in writing, a notice which includes:

(a) the specific reason(s) for the denial;

(b) specific reference to the pertinent Plan provisions on which such denial is based;

(c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(d) a description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

(e) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

15.4 Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Committee within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

15.5 Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing, a notice which includes:

(a) the specific reason(s) for the denial;

(b) specific references to the pertinent Plan provisions on which such denial is based;

(c) a statement that the Claimant may receive on request all relevant records at no charge;

(d) a description of the Plan’s voluntary procedures and deadlines, if any;

(e) a statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(f) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

15.6 Claims Procedures Mandatory. The internal claims procedures set forth in this Section 15 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 15, the denial of the Claim shall become final and binding on all persons for all purposes.

In WITNESS WHEREOF, United Community Financial Corp. has adopted this Plan this 31 day of December, 2016, to become effective as of the Effective Date written above.

United Community Financial Corp.

By:	/s/ Timothy W. Esson
Name:	Timothy W. Esson
Title:	Chief Financial Officer